EXHIBIT F

                                 EnerShop, Inc.
                           Schedule of CSW Guarantees
                                At June 30, 1997

CSW will guarantee or act as surety on bonds, indebtedness and performance and other obligations undertaken by EnerShop in connection with the Matagorda County Project which involves Signet Bank's $504,000 lease.